Master Investment Portfolio
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)						Aggregate	Aggregate		Total
				Underwriter		Principal	Principal	Purchase	Commission
		Date of	Date of	From Whom	Affiliated	Amount	Amount	Price	Paid to
Series	Issuer	Offering	Purchase	Purchased	Underwriter	of Offering	Purchased	Per Share	Affiliate

15	Holmes Financing 9 Class 1A	11/22/05	11/22/05	Morgan Stanley	Barclays Capital	1,740,000,000	50,000,000	100.000	-

20	Holmes Financing 9 Class 1A	11/22/05	11/22/05	Morgan Stanley	Barclays Capital	1,740,000,000	100,000,000	100.000	-

22	PG & E Corp	03/18/04	03/18/04	Lehman Brothers	Barclays Capital	500,000,000	1,850,000	99.740	-
22	SBC Communications	10/27/04	10/27/04	JP Morgan	Barclays Capital	2,250,000,000	3,500,000	99.978	-
22	Amgen	11/15/04	11/15/04	Morgan Stanley	Barclays Capital	1,000,000,000	2,250,000	99.984	-
22	Pulte Homes	02/07/05	02/07/05	UBS	Barclays Capital	300,000,000	400,000	99.736	-
22	Northern States Power	07/14/05	07/14/05	JP Morgan	Barclays Capital	250,000,000	500,000	99.806	-
22	Wachovia Bank	07/27/05	07/27/05	Wachovia	Barclays Capital	800,000,000	3,000,000	99.738	-
22	Freddie Mac REMIC	10/20/05	10/20/05	CSFB	Barclays Capital	2,600,000,000	17,000,000	99.777	-
22	Residential Capital Corporation	11/15/05	11/16/05	Lehman Brothers	Barclays Capital	750,000,000	750,000	98.862	-
22	Kinder Morgan Inc	12/06/05	12/06/05	Merrill Lynch	Barclays Capital	550,000,000	500,000	98.926	-

Note 1	Holmes Financing 9 Class 1A	11/22/05	11/22/05	Morgan Stanley	Barclays Capital	1,740,000,000	275,000,000	100.000	-

Note 1
Each of the Series, other than Series 15, 20, 23 and 24, had securities out on loan on the day of the transaction and participated indirectly in the transaction through their interests in a joint account used for securities lending cash collateral reinvestment.